CUSIP No.	208242107
CONSENT
     The undersigned, Harriet C. Stephens, Trustee of the WAS Conn’s Annuity Trust One, being a transferee of 2,000,000 shares (the “Shares”) of common stock par value $0.0025 per share, of Conn’s Inc. (the “Common Stock”) hereby (i) agrees to the terms of the Conn’s Voting Trust Agreement dated as of November 18, 2003 (the “Voting Trust Agreement”) relating to the Common Stock, (ii) agrees to be bound by all the provisions thereof as if the undersigned were an original party thereto, and (iii) agrees to surrender the certificates representing the Shares to the Trustee under the Voting Trust Agreement in exchange for a Voting Trust Certificate as provided in the Agreement.

Date: 10-21-2009	WAS Conn’s Annuity Trust One
	By:	/s/ Todd Ferguson
As attorney in fact for
WAS Conn’s Annuity Trust One